MADSEN & ASSOCIATES, CPA’S INC.	684 East Vine St. #3
Certified Public Accountants and Business Consultants	Murray, Utah 84107
Telephone 801-268-2632
Fax 801-262-3978

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use, in the prospectus of Lions Gate Lighting Inc. and Subsidiary, of our report dated May 12, 2006 accompanying the consolidated financial statements of Lions Gate Lighting Inc. and Subsidiary for the period from inception of May 2, 2005 to February 28, 2006 which is part the registration statement on Form SB-2 and to the reference to us under the heading "Experts" in the registration statement.

November 29, 2006

/s/Madsen & Associates, CPA's Inc.

Madsen & Associates, CPA's Inc.